UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2013
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 4, 2013, Tesoro Logistics LP (the “Partnership”) entered into an amended and restated senior secured revolving credit agreement (the “Amended and Restated Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Amended and Restated Credit Agreement increases total revolving loan availability from $300 million to $500 million and permits the Partnership to request that the availability be increased up to an aggregate of $650 million, subject to receiving increased commitments from the lenders. The Amended and Restated Credit Agreement is guaranteed by all of the Partnership's subsidiaries and secured by substantially all of the assets of the Partnership and its subsidiaries. The Amended and Restated Credit Agreement is scheduled to mature on December 31, 2017.

Borrowings under the Amended and Restated Credit Agreement will bear interest at either a base rate (3.25% at January 4, 2013), plus the applicable margin, or a Eurodollar rate (0.21% at January 4, 2013 (1M LIBOR)), plus an applicable margin. The applicable margin at January 4, 2013, was 1.25% in the case of the base rate and 2.25% in the case of the Eurodollar rate but will generally vary based upon the Partnership's Consolidated Leverage Ratio, as defined in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement retains customary affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of the Partnership's subsidiaries) to:

•	incur additional debt, subject to customary carve outs for certain permitted additional debt, or incur certain liens on assets, subject to customary carve outs for certain permitted liens;

•
make certain cash distributions, provided that we may make quarterly distributions of available cash so long as no default under the Amended and Restated Credit Agreement then exists or would result therefrom, and provided that no more than $20 million may be drawn on the revolving credit facility to fund such quarterly distributions;

•	dispose of assets in excess of an annual threshold amount;

•	make certain amendments, modifications or supplements to organization documents and material contracts;

•	engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into non-arm's-length transactions with affiliates.

The Amended and Restated Credit Agreement retains financial covenants. Under these covenants, the Partnership cannot:

•	permit the ratio of our consolidated EBITDA to our consolidated interest charges as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be less than 2.50 to 1.00;

•
permit the ratio of our consolidated funded debt to our consolidated EBITDA as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 5.50 to 1.00 during a temporary period from the date of consummation of certain acquisitions (as described in the Amended and Restated Credit Agreement) until the last day of the third consecutive quarter following such acquisitions, and greater than 5.00 to 1.00 at all other times; or

•
permit the ratio of our senior consolidated funded debt to our consolidated EBITDA as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 4.00 to 1.00 during a temporary period from the date of consummation of certain acquisitions (as described in the Amended and Restated Credit Agreement) until the last day of the third consecutive quarter following such acquisitions, and greater than 3.50 to 1.00 at all other times.

The foregoing description is not complete and is qualified in its entirety by reference to the full Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02	Results of Operation and Financial Condition.

The Partnership issued a press release (the "Press Release") on January 7, 2013 reporting preliminary results of operations for the quarter ended December 31, 2012. The Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in this Item 2.02 (including Exhibit 99.1) shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

The description above under Item 2.02 is incorporated in this Item 7.01 by reference.

The information provided in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1
Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, L/C Issuer and lender, and the other lenders party thereto.

99.1	Press release issued on January 7, 2013, by Tesoro Logistics LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 7, 2013

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its general partner

By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of the Exhibit

10.1
Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, L/C Issuer and lender, and the other lenders party thereto.

99.1	Press release issued on January 7, 2013, by Tesoro Logistics LP.

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